Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form S-1/Amendment 13 of our audit report dated April 24, 2023 (except as to the restatement to current assets and stockholders’ equity disclosed in “Balance Sheet Restatement” in Note 2 to the consolidated financial statements, of which the date is May 25, 2023), with respect to the consolidated balance sheets of LeeWay Services, Inc. as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington
September 5, 2023